Section 457
Group Variable Annuity	AMERICAN FIDELITY ASSURANCE COMPANY
Master Application	9000 Cameron Parkway
Oklahoma City, OK 73114

SECTION 457 DEFERRED COMPENSATION PLAN

GROUP POLICYHOLDER INFORMATION

Name of Policyholder (Employer or Plan):	Employer/Plan Tax Identification #:

Address of Policyholder (Street):

City	State	Zip

PLAN INFORMATION

This contract will be issued to the Employer for Section 457 Eligible Deferred Compensation Plan funding. Neither American Fidelity Assurance Company nor any of its agents is a party to the Employer’s Plan. The Group Variable Annuity Contract issued by American Fidelity Assurance Company to the Policyholder shall constitute the entire agreement between the Policyholder and American Fidelity Assurance Company.	REQUESTED
EFFECTIVE DATE:

FOR OFFICE USE ONLY

SPECIAL INSTRUCTIONS:

WARNING: ANY PERSON WHO KNOWINGLY, AND WITH INTENT TO INJURE, DEFRAUD OR DECEIVE ANY INSURER, MAKES ANY CLAIM FOR THE PROCEEDS OF AN INSURANCE POLICY CONTAINING ANY FALSE, INCOMPLETE OR MISLEADING INFORMATION MAY BE GUILTY OF INSURANCE FRAUD.

I UNDERSTAND THAT ALL PAYMENTS AND VALUES PROVIDED BY THE CONTRACT BEING APPLIED FOR ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT. THE VALUES ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

WITH MY SIGNATURE BELOW, I ACKNOWLEDGE THAT PROSPECTUSES CONTAINING PRODUCT AND INVESTMENT OPTION INFORMATION WERE PROVIDED TO ME, AND WILL BE MADE AVAILABLE TO ELIGIBLE PLAN PARTICIPANTS. I WAS GIVEN THE OPPORTUNITY TO RECEIVE THIS INFORMATION EITHER IN PAPER FORMAT, OR IN ELECTRONIC FORMAT (BY CD-ROM, E-MAIL OR INTERNET).

Signed At	Date Signed

Signature of Witness	Name of Policyholder (Employer or Plan)	(Print)
(licensed resident agent where required)
Authorized Signature
Agent Number:
	Print Name	Title

A-1176(R0503)